Exhibit 99.1

    News Release

Investor Contact

Brett Levy

Vice President, Investor Relations

Dine Brands Global, Inc.

(818) 637-3632

Brett.Levy@dinebrands.com

Media Contact

Susan Nelson

Sr. Vice President, Global Communications

Dine Brands Global, Inc.

Susan.Nelson@dinebrands.com

Dine Brands Global, Inc. Reports Q1 Same Store Sales and Profit Growth

Refinanced $500 million of A-2 Long-Term-Debt at 7.824% Following Quarter’s End;

Resulting in $200 million Reduced Debt Balance

Re-Affirms 2023 Full-Year Guidance

PASADENA, Calif., May 3, 2023 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar®, IHOP® and Fuzzy’s Taco Shop® restaurants, today announced financial results for the first quarter of fiscal 2023.

“Dine Brands has demonstrated resiliency in a challenging operating environment, which reflects the strength of our brands and strong execution,” said John Peyton, chief executive officer, Dine Brands Global. “Looking ahead, we will adapt with agility and a guest-first mindset. Dine remains committed to investing in growth, generating cash and creating value for our shareholders.”

Vance Chang, chief financial officer, added, “We are balancing our focus between current strategy execution and long-term investments. After the end of the first quarter, we were pleased to announce the completed refinancing of our Senior Secured Notes, further evidence of the strength of our steady and strong cash flow generating franchisor model in today’s lending environment.”

Domestic Restaurant Sales for the First Quarter of 2023

•

Applebee’s year-over-year comparable same-restaurant sales increased 6.1% for the first quarter of 2023. Off-premise sales accounted for 23.1% of sales mix, representing per restaurant average weekly sales of approximately $12,900.

•

IHOP’s year-over-year domestic comparable same-restaurant sales increased 8.7% for the first quarter of 2023. Off-premise sales accounted for 21.7% of sales mix, representing per restaurant average weekly sales of approximately $7,400.

First Quarter of 2023 Summary

•

Total revenues for the first quarter of 2023 were $214 million compared to $230 million for the first quarter of 2022. The decline was primarily due to the refranchising of the 69 company-operated Applebee’s units in October 2022, partially offset by the positive comparable same-restaurant sales growth at Applebee’s and IHOP. Total revenues for the first quarter of 2023, excluding the refranchised Applebee’s restaurants, increased $20 million, or 11%, from the comparable prior period.

•

General and Administrative (“G&A”) expenses for the first quarter of 2023 were $51.1 million compared to $41.5 million for the first quarter of 2022. The variance was primarily due to continued strategic growth investments, including the acquisition of Fuzzy’s Taco Shop and other non-recurring costs, as well as a return to normalized operations.

•

Net income for the first quarter of 2023 was $27.4 million compared to $24.9 million for the first quarter of 2022. The increase was primarily due to higher gross margin and a gain on extinguishment of debt, partially offset by higher G&A expenses.

•

GAAP net income available to common stockholders was $26.7 million, or earnings per diluted share of $1.74, for the first quarter of 2023 compared to net income available to common stockholders of $24.3 million, or earnings per diluted share of $1.45 for the first quarter of 2022. The increase was primarily due to higher gross margin, lower share count and a gain on debt extinguishment, offset by higher G&A expenses.

•

Adjusted net income available to common stockholders was $30.2 million, or adjusted earnings per diluted share of $1.97, for the first quarter of 2023 compared to adjusted net income available to common stockholders of $25.9 million, or adjusted earnings per diluted share of $1.54, for the first quarter of 2022. The increase was primarily due to higher gross margin and lower share count, offset by higher G&A expenses. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income available to common stockholders to adjusted net income available to common stockholders.)

•

Consolidated adjusted EBITDA for the first quarter of 2023 was $66.4 million compared to $65.2 million for the first quarter of 2022. The increase was primarily due to higher gross margin, offset by higher G&A expenses. (See “Non-GAAP Financial Measures” and reconciliation of GAAP net income to consolidated adjusted EBITDA.)

•	Development activity by Applebee’s and IHOP franchisees for the first quarter of 2023 resulted in 21 new restaurant openings and the closure of 17 restaurants.

Key Balance Sheet Metrics (as of March 31, 2023)

•	Total cash, cash equivalents and restricted cash of approximately $235 million, of which approximately $182 million was unrestricted cash.

•	Leverage ratio of approximately 4.5x compared to approximately 4.4x as of December 31, 2022.

•	Available borrowing capacity under the Variable Funding Senior Secured Notes is over $220 million.

GAAP Effective Tax Rate

The Company’s effective tax rate was 24.2% for the three months ended March 31, 2023, as compared to 27.2% for the three months ended March 31, 2022. The effective tax rate for the three months ended March 31, 2023 was different than the rate of the prior comparable period primarily due to the recognition of higher excess tax benefits from stock-based compensation and lower non-deductible executive compensation.

Capital Returns to Debt and Equity Holders

On April 17, 2023, the Company completed the refinancing of its Senior Secured Notes and issued the Series 2023-1 7.824% Fixed Rate Senior Secured Notes, Class A-2 in an initial aggregate principal amount of $500 million, a reduction of $200 million from the Series 2019-1 Class A-2-I it replaced.

The Company repurchased $5 million of its common stock and paid quarterly cash dividends totaling approximately $16 million during the quarter ended March 31, 2023.

Financial Performance Guidance for 2023

The Company reiterated its fiscal 2023 guidance items:

•	Reiterated: Domestic development activity by Applebee’s franchisees of between 10 and 20 net fewer restaurants.

•	Reiterated: Domestic development activity by IHOP franchisees and area licensees is expected to be between 45 and 60 net new openings.

•	Reiterated: Consolidated adjusted EBITDA is expected in the range of between approximately $243 million and $255 million.

•

Reiterated: G&A expenses are expected to range between approximately $200 million and $210 million, due to some of our planned 2022 G&A investments extended into 2023 given the disruptions caused by the pandemic last year and other organic investments, including Fuzzy’s. This range includes non-cash stock-based compensation expense and depreciation of approximately $30 million.

•	Reiterated: Gross capital expenditures are expected to range between $33 million and $38 million.

First quarter of 2023 Earnings Conference Call Details

Dine Brands will host a conference call to discuss its results on May 3, 2023, at 9:00 a.m. Eastern time. To access the call, please click this conference call registration link, and you will be provided with dial in details. A live webcast of the call, along with a replay will be available for a limited time at https://investors.dinebrands.com. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast. An online archive of the webcast will also be available on Events and Presentations under the Investors section of the Company’s website.

About Dine Brands Global, Inc.

Based in Pasadena, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries and franchisees, supports and operates restaurants under the Applebee’s Neighborhood Grill + Bar®, IHOP®, and Fuzzy’s Taco Shop® brands. As of March 31, 2023, these three brands consisted of 3,600 restaurants across 17 international markets. Dine Brands is one of the largest full-service restaurant companies in the world and in 2022 expanded into the Fast Casual segment. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: uncertainty regarding the duration and severity of the ongoing COVID-19 pandemic and its ultimate impact on the Company; the effectiveness of related containment measures; general economic conditions, including the impact of inflation; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health of our franchisees; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters, pandemics, epidemics, or other serious incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Corporation’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Corporation’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders”, “adjusted earnings per diluted share (Adjusted EPS)”, “Adjusted EBITDA” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, any merger and acquisition costs and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. Adjusted EBITDA is computed for a given period by deducting from net income or loss for such period the effect of any closure and impairment charges, any interest charges, any income tax provision or benefit, any non-cash stock-based compensation, any depreciation and amortization, any gain or loss related to the disposition of assets, any merger and acquisition costs and other items deemed not reflective of current operations. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Revenues:
Franchise revenues:
Royalties, franchise fees and other	$102,925	$90,349
Advertising revenues	77,037	70,883

Total franchise revenues	179,962	161,232
Company restaurant sales	1,057	39,416
Rental revenues	31,951	28,807
Financing revenues	797	968

Total revenues	213,767	230,423

Cost of revenues:
Franchise expenses:
Advertising expenses	77,037	70,883
Bad debt expense (credit)	923	(299)
Other franchise expenses	9,406	7,448

Total franchise expenses	87,366	78,032
Company restaurant expenses	1,079	37,408
Rental expenses:
Interest expense from finance leases	709	768
Other rental expenses	20,899	21,355

Total rental expenses	21,608	22,123
Financing expenses	98	107

Total cost of revenues	110,151	137,670

Gross profit	103,616	92,753
General and administrative expenses	51,087	41,548
Interest expense, net	14,709	15,533
Closure and impairment charges	467	146
Amortization of intangible assets	2,774	2,665
Gain on extinguishment of debt	(1,661)	—
Loss (gain) on disposition of assets	71	(1,296)

Income before income taxes	36,169	34,157
Income tax provision	(8,759)	(9,307)

Net income	$27,410	$24,850

Net income available to common stockholders:
Net income	$27,410	$24,850
Less: Net income allocated to unvested participating restricted stock	(679)	(598)

Net income available to common stockholders	$26,731	$24,252

Net income available to common stockholders per share:
Basic	$1.75	$1.45

Diluted	$1.74	$1.45

Weighted average shares outstanding:
Basic	15,304	16,722

Diluted	15,339	16,758

Dividends declared per common share	$0.51	$0.46

Dividends paid per common share	$1.02	$0.86

Dine Brands Global, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$181,606	$269,655
Receivables, net of allowance of $4,587 (2023) and $4,806 (2022)	93,119	119,981
Restricted cash	37,098	38,929
Prepaid gift card costs	23,717	30,235
Prepaid income taxes	—	3,063
Other current assets	12,831	17,901

Total current assets	348,371	479,764
Other intangible assets, net	594,333	597,028
Operating lease right-of-use assets	290,859	289,123
Goodwill	254,120	253,956
Property and equipment, net	158,715	145,277
Deferred rent receivable	39,772	42,329
Long-term receivables, net of allowance of $5,908 (2023) and $5,529 (2022)	37,831	39,697
Non-current restricted cash	16,400	16,400
Other non-current assets, net	17,668	17,917

Total assets	$1,758,069	$1,881,491

Liabilities and Stockholders’ Deficit
Current liabilities:
Current maturities of long-term debt	$100,000	$100,000
Accounts payable	39,085	52,067
Gift card liability	140,769	171,966
Current maturities of operating lease obligations	57,655	59,071
Current maturities of finance lease and financing obligations	7,265	7,542
Accrued employee compensation and benefits	13,862	23,456
Accrued advertising expenses	18,665	24,157
Dividends payable	—	8,017
Other accrued expenses	27,871	24,446

Total current liabilities	405,172	470,722
Long-term debt, net, less current maturities	1,174,564	1,241,914
Operating lease obligations, less current maturities	279,766	275,120
Finance lease obligations, less current maturities	33,256	30,377
Financing obligations, less current maturities	28,029	28,358
Deferred income taxes, net	67,351	74,651
Deferred franchise revenue, long-term	41,204	42,343
Other non-current liabilities	17,410	19,090

Total liabilities	2,046,752	2,182,575

Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $1 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; shares: 40,000,000 authorized; March 31, 2023 - 24,915,372 issued, 15,674,739 outstanding; December 31, 2022 - 24,959,972 issued, 15,599,239 outstanding	249	250
Additional paid-in-capital	248,187	259,339
Retained earnings	103,931	84,538
Accumulated other comprehensive loss	(64)	(65)
Treasury stock, at cost; shares: March 31, 2023 - 9,240,633; December 31, 2022 - 9,360,733	(640,986)	(645,146)

Total stockholders’ deficit	(288,683)	(301,084)

Total liabilities and stockholders’ deficit	$1,758,069	$1,881,491

Dine Brands Global, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Cash flows from operating activities:
Net income	$27,410	$24,850
Adjustments to reconcile net income to cash flows provided by (used in) operating activities:
Depreciation and amortization	9,222	9,938
Non-cash stock-based compensation expense	1,718	4,341
Non-cash closure and impairment charges	459	45
Non-cash interest expense	1,171	714
Deferred income taxes	(2,901)	(873)
Gain on extinguishment of debt	(1,661)	—
Deferred revenue	(1,193)	(1,177)
Loss (gain) on disposition of assets	71	(1,296)
Other	(308)	(1,766)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,369)	(3,567)
Deferred rent receivable	2,557	1,977
Current income tax receivables and payables	224	2,352
Gift card receivables and payables	(2,310)	(2,180)
Other current assets	5,024	(3,365)
Accounts payable	(7,579)	(11,683)
Operating lease assets and liabilities	340	(2,909)
Accrued employee compensation and benefits	(11,801)	(26,646)
Accrued advertising expenses	(5,067)	6,929
Other current liabilities	3,069	(3,474)

Cash flows provided by (used in) operating activities	16,076	(7,790)

Cash flows from investing activities:
Principal receipts from notes, equipment contracts and other long-term receivables	3,345	4,848
Net additions to property and equipment	(16,030)	(5,298)
Proceeds from sale of property and equipment	—	2,862
Additions to long-term receivables	—	(669	))))
Other	(54)	(30)

Cash flows (used in) provided by investing activities	(12,739)	1,713

Cash flows from financing activities:
Repayment of long-term debt	(66,574)	—
Dividends paid on common stock	(15,971)	(14,588)
Repurchase of common stock	(5,000)	(41,585)
Principal payments on finance lease obligations	(1,870)	(2,340)
Proceeds from stock options exercised	584	241
Repurchase of restricted stock for tax payments upon vesting	(3,527)	(1,745)
Tax payments for share settlement of restricted stock units	(859)	(953)

Cash flows used in financing activities	(93,217)	(60,970)

Net change in cash, cash equivalents and restricted cash	(89,880)	(67,047)
Cash, cash equivalents and restricted cash at beginning of period	324,984	425,353

Cash, cash equivalents and restricted cash at end of period	$235,104	$358,306

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

Reconciliation of net income available to common stockholders to net income available to common stockholders, as adjusted for the following items: Closure and impairment charges; amortization of intangible assets; non-cash interest expenses; gain on extinguishment of debt; gain or loss on disposition of assets; acquisition costs; other EBITDA adjustments; and the combined tax effect of the preceding adjustments, as well as related per share data:

	Three Months Ended
	March 31,
	2023	2022
Net income available to common stockholders	$26,731	$24,252
Closure and impairment charges	467	146
Amortization of intangible assets	2,774	2,665
Non-cash interest expense	1,171	714
Loss (gain) on disposition of assets	71	(1,296)
Gain on extinguishment of debt	(1,661)	—
Acquisition costs	771	—
Other EBITDA adjustments	1,217	—
Net income tax provision for above adjustments	(1,251)	(580)
Net income allocated to unvested participating restricted stock	(89)	(38)

Net income available to common stockholders, as adjusted	$30,201	$25,863

Diluted net income available to common stockholders per share:
Net income available to common stockholders	$1.74	$1.45
Closure and impairment charges	0.03	0.01
Amortization of intangible assets	0.18	0.16
Non-cash interest expense	0.08	0.04
Loss (gain) on disposition of assets	—	(0.08)
Gain on extinguishment of debt	(0.11)	—
Acquisition costs	0.05	—
Other EBITDA adjustments	0.08	—
Income tax benefit - all other	(0.08)	(0.03)
Net income allocated to unvested participating restricted stock	(0.01)	—
Rounding	0.01	(0.01)

Diluted net income available to common stockholders per share, as adjusted	$1.97	$1.54

Numerator for basic EPS - net income available to common stockholders, as adjusted	$30,201	$25,863
Effect of unvested participating restricted stock using the two-class method	2	1

Numerator for diluted EPS - net income available to common stockholders, as adjusted	$30,203	$25,864

Denominator for basic EPS - weighted-average shares	15,304	16,722
Dilutive effect of stock options	35	36

Denominator for diluted EPS - weighted-average shares	15,339	16,758

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(Unaudited)

Reconciliation of the Company’s cash flows provided by operating activities to “adjusted free cash flow” (cash flows (used in) provided by operating activities, plus receipts from notes and equipment contracts receivable, less additions to property and equipment). Management uses this liquidity measure in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock. We believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes.

	Three Months Ended
	March 31,
	2023	2022

	(In millions)
Cash flows provided by (used in) operating activities	$16.1	$(7.8)
Receipts from notes and equipment contracts receivable	2.2	3.0
Net additions to property and equipment	(16.0)	(5.3)

Adjusted free cash flow	2.3	(10.1)
Repayment of long-term debt	(66.6)	—
Dividends paid on common stock	(16.0)	(14.6)
Repurchase of common stock	(5.0)	(41.6)

	$(85.3)	$(66.3)

Dine Brands Global, Inc. and Subsidiaries

Non-GAAP Financial Measures

(in thousands)

(Unaudited)

Reconciliation of the Company’s net income to “adjusted EBITDA.” The Company defines adjusted EBITDA as net income or loss, adjusted for the effect of closure and impairment charges, interest charges, income tax provision or benefit, depreciation and amortization, non-cash stock-based compensation, gain or loss on disposition of assets, other non-income based taxes and other items deemed not reflective of current operations. Management may use certain non-GAAP measures along with the corresponding U.S. GAAP measures to evaluate the performance of the Company and to make certain business decisions.

	Three Months Ended
	March 31,
	2023	2022
Net income, as reported	$27,410	$24,850
Closure and impairment charges	467	146
Interest charges on finance leases	709	1,251
All other interest charges	17,681	16,362
Income tax provision	8,759	9,307
Depreciation and amortization	9,213	9,930
Non-cash stock-based compensation	1,718	4,342
Gain on extinguishment of debt	(1,661)	—
Loss (gain) on disposition of assets	71	(1,296)
Merger and acquisition costs	771	—
Other	1,217	312

Adjusted EBITDA	$66,355	$65,204

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

The following table sets forth, for the three months ended March 31, 2023 and 2022, the number of “Effective Restaurants” in the Applebee’s and IHOP systems and information regarding the percentage change in sales at those restaurants compared to the same periods in the prior year and, as such, the percentage change in sales at Effective Restaurants is based on non-GAAP sales data. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. However, we believe that presentation of this information is useful in analyzing our revenues because franchisees and area licensees pay us royalties and advertising fees that are generally based on a percentage of their sales, and, where applicable, rental payments under leases that partially may be based on a percentage of their sales. Management also uses this information to make decisions about future plans for the development of additional restaurants as well as evaluation of current operations.

	Three Months Ended
	March 31,
	2023	2022

Applebee’s
Global Effective Restaurants(a)
Franchise	1,673	1,607
Company	—	69

Total	1,673	1,676

System-wide(b)
Domestic sales percentage change(c)	5.6%	13.9%
Domestic same-restaurant sales percentage change(d)	6.1%	14.3%

Franchise(b)
Domestic sales percentage change(c)	9.6%	14.1%
Domestic same-restaurant sales percentage change(d)	5.6%	14.5%
Average weekly domestic unit sales (in thousands)	$56.8	$53.9

IHOP
Global Effective Restaurants(a)
Franchise	1,617	1,586
Area license	156	155

Total	1,773	1,741

System-wide(b)
Sales percentage change(c)	11.4%	19.9%
Domestic same-restaurant sales percentage change, including area license restaurants(d)	8.7%	18.1%

Franchise(b)
Sales percentage change(c)	11.5%	20.5%
Domestic same-restaurant sales percentage change(d)	8.8%	18.6%
Average weekly unit sales (in thousands)	$38.2	$34.9

Area License (b)
Sales percentage change(c)	10.3%	14.4%

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

(a)

“Global Effective Restaurants” are the weighted average number of restaurants open in a given fiscal period, adjusted to account for restaurants open for only a portion of the period. Information is presented for all Effective Restaurants in the Applebee’s and IHOP systems, which includes restaurants owned by franchisees and area licensees as well as those owned by the Company. Effective Restaurants do not include units operated as ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders).

(b)

“System-wide” sales are retail sales at domestic Applebee’s restaurants operated by franchisees and IHOP restaurants operated by franchisees and area licensees, as reported to the Company, in addition to retail sales at company-operated restaurants. System-wide sales do not include retail sales of ghost kitchens. Sales at restaurants that are owned by franchisees and area licensees are not attributable to the Company. An increase or decrease in franchisees’ reported sales will result in a corresponding increase or decrease in our royalty revenue. Unaudited reported sales for Applebee’s domestic franchise restaurants, Applebee’s company-operated restaurants, IHOP franchise restaurants and IHOP area license restaurants for the three months ended March 31, 2023 and 2022 were as follows:

	Three Months Ended
	March 31,
	2023	2022

	(In millions)
Reported sales

Applebee’s domestic franchise restaurant sales	$1,156.1	$1,055.0

Applebee’s company-operated restaurants	—	39.4

IHOP franchise restaurant sales	802.2	719.6

IHOP area license restaurant sales	77.8	70.5

Total	$2,036.1	$1,884.5

(c)

“Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(d)

“Domestic same-restaurant sales percentage change” reflects the percentage change in sales, in any given fiscal period, compared to the same weeks in the prior year for domestic restaurants that have been operated during both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and restaurant closures, the domestic restaurants open during both fiscal periods being compared may be different from period to period.

Dine Brands Global, Inc. and Subsidiaries

Restaurant Data

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022

Applebee’s Restaurant Development Activity
Summary - beginning of period:
Franchise	1,678	1,611
Company	—	69

Total Applebee’s restaurants, beginning of period	1,678	1,680

Franchise restaurants opened:
Domestic	—	1
International	2	—

Total franchise restaurants opened	2	1

Franchise restaurants closed:
Domestic	(6)	(4)
International	(1)	(2)

Total franchise restaurants closed	(7)	(6)

Net franchise restaurant reduction	(5)	(5)

Summary - end of period:
Franchise	1,673	1,606
Company	—	69

Total Applebee’s restaurants, end of period	1,673	1,675

Domestic	1,563	1,575
International	110	100

IHOP Restaurant Development Activity
Summary - beginning of period:
Franchise	1,625	1,595
Area license	156	156

Total IHOP restaurants, beginning of period	1,781	1,751

Franchise/area license restaurants opened:
Domestic franchise	13	7
Domestic area license	2	1
International franchise	4	2

Total franchise/area license restaurants opened	19	10

Franchise/area license restaurants closed:
Domestic franchise	(8)	(3)
Domestic area license	(1)	(1)
International franchise	(1)	(1)

Total franchise/area license restaurants closed	(10)	(5)

Net franchise/area license restaurant additions (reductions)	9	5
Franchise restaurants reacquired by the Company	—	—

Net franchise/area license restaurant increase (decrease)	9	5

Summary - end of period
Franchise	1,633	1,600
Area license	157	156

Total IHOP restaurants, end of period	1,790	1,756

Domestic	1683	1,661
International	107	95

The restaurant counts and activity presented above do not include two domestic Applebee’s ghost kitchens (small kitchens with no store-front presence, used to fill off-premise orders), 12 international Applebee’s ghost kitchens and 42 international IHOP ghost kitchens at March 31, 2023 and three domestic Applebee’s ghost kitchens and two IHOP international ghost kitchens at March 31, 2022. As of March 31, 2023, 49 franchise groups operated 134 Fuzzy’s restaurants in 18 states within the United States and we had three company-owned restaurants in Texas.